EXHIBIT 22


          RIDGEWOOD PROPERTIES, INC. AND SUBSIDIARIES
                SUBSIDIARIES OF THE REGISTRANT

                                                Percentage
                               State or         of Voting
                             Jurisdiction       Securities
                          of Incorporation        Owned
                          ----------------     ----------

Florida Communities, Inc.      Florida            100%
Ridgewood Orlando, Inc.        Florida            100%
Ridgewood Hotels, Inc.         Georgia            100%
Cornerstone Management &
   Development, Inc.           Georgia            100%



     The foregoing subsidiaries are included in the consolidated financial statements of the Company.